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Filed Pursuant to Rule 424(b)(1)
Registration No. 333-199903

         CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee(2)

Class A shares representing limited partner interests	69,000,000	$25.00	$1,725,000,000	$200,445

(1)
Includes Class A shares issuable upon exercise of the underwriters' option to purchase additional Class A shares.

(2)
The filing fee, calculated in accordance with Rules 456(b) and 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-199903 by means of this prospectus.

PROSPECTUS

60,000,000 Class A Shares
Representing Limited Partner Interests

        The selling shareholder, an affiliate of Occidental Petroleum Corporation, is selling 60,000,000 Class A shares representing limited partner interests in us in this offering. We will not receive any proceeds from the sale of the Class A shares by the selling shareholder in this offering.

        Our Class A shares are listed on the New York Stock Exchange ("NYSE") under the symbol "PAGP."

        Limited partnerships are inherently different than corporations, and investing in our Class A shares involves a high degree of risk. You should carefully consider the risks relating to investing in our Class A shares and each of the other risk factors described under "Risk Factors" on page 9 of this prospectus before you make an investment in our Class A shares.

	Per Class A Share	Total

Price to the public	$25.00	$1,500,000,000

Underwriting discounts and commissions	$0.5625	$33,750,000

Proceeds to selling shareholder	$24.4375	$1,466,250,000

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Class A shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The selling shareholder has granted the underwriters a 30-day option to purchase up to 9,000,000 additional Class A shares on the same terms and conditions as set forth above.

        We, the selling shareholder and certain of our significant shareholders and directors will be entering into lock-up agreements with the underwriters for a period of up to 90 days from the date of this prospectus. Please read "Underwriting—Lock-Up Agreements."

        The underwriters expect to deliver the Class A shares on or about November 14, 2014.

Joint Book-Running Managers

J.P. Morgan	Citigroup

BofA Merrill Lynch	Goldman, Sachs & Co.	Morgan Stanley

Co-Managers

Raymond James	UBS Investment Bank	Wells Fargo Securities

Prospectus dated November 10, 2014

        You should rely only on the information contained in or incorporated by reference into this prospectus. We, the selling shareholder and the underwriters have not authorized anyone to provide you with additional or different information. If any other person provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates and is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document, regardless of the time of delivery of this prospectus or any sale of a security.

        The information in this prospectus is not complete. You should review carefully all of the detailed information appearing in this prospectus, any free writing prospectus relating to this offering and the documents we have incorporated by reference before making any investment decision.

i

GUIDE TO READING THIS PROSPECTUS

        The following information should help you understand some of the conventions used in this prospectus. All references in this prospectus to:

  •
  "our," "we," "us," "the Partnership" or "Plains GP Holdings, L.P." refer to Plains GP Holdings, L.P., the registrant itself, or to Plains GP Holdings, L.P. and our operating subsidiaries collectively, as the context requires (we currently have no operating activities apart from those of PAA; accordingly, any references in this prospectus to "we," "our" and similar terms describing assets, business characteristics or other related matters refer to PAA's assets, business characteristic or other matters involving PAA's assets and operating activities);

  •
  "PAA" refer to Plains All American Pipeline, L.P. (NYSE: PAA), individually, or to Plains All American Pipeline, L.P. and its operating subsidiaries collectively, as the context requires;

  •
  "PAA GP" refer to PAA GP LLC, the general partner of PAA;

  •
  "AAP" refer to Plains AAP, L.P., which owns a 100% membership interest in PAA GP;

  •
  "GP LLC" refer to Plains All American GP LLC, the general partner of AAP;

  •
  our "general partner" refer to PAA GP Holdings LLC;

  •
  our "partnership agreement" refer to the Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P.;

  •
  our "Registration Rights Agreement" refer to the Shareholder and Registration Rights Agreement entered into with the Legacy Owners in connection with our initial public offering (our "IPO");

  •
  "affiliates" of our general partner do not include the Legacy Owners, other than PAA Management, L.P.; and

  •
  "Legacy Owners" refer to owners of AAP immediately prior to our IPO, including the selling shareholder.

WHERE YOU CAN FIND MORE INFORMATION

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus or any prospectus supplement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding any information furnished pursuant to Item 2.02 or 7.01 on any Current Report on Form 8-K) until the offering under this registration statement is completed:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014;

  •
  our Current Reports on Form 8-K filed on January 10, 2014, January 28, 2014, April 29, 2014, September 11, 2014, September 25, 2014 and November 6, 2014; and

  •
  the description of our Class A shares contained in our Registration Statement on Form 8-A, filed on October 15, 2013, and any subsequent amendment or report filed for the purpose of updating such description.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Plains GP Holdings, L.P.
Investor Relations
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100

        Additionally, you may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's website www.sec.gov.

        We also make available free of charge on our website at ir.paagp.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

FORWARD-LOOKING STATEMENTS

        All statements included in this prospectus, other than statements of historical fact, are forward-looking statements, including but not limited to statements incorporating the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast," as well as similar expressions and statements regarding our business strategy, plans and objectives for future operations. The absence of such words, expressions or statements, however, does not mean that the statements are not forward-looking. Any such forward-looking statements reflect our current views with respect to future events, based on what we believe to be reasonable assumptions. Certain factors could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. The most important of these factors include, but are not limited to:

  •
  our ability to pay distributions to our Class A shareholders;

  •
  our expected receipt of, and amounts of, distributions from AAP;

  •
  failure to implement or capitalize, or delays in implementing or capitalizing, on planned internal growth projects;

  •
  unanticipated changes in crude oil market structure, grade differentials and volatility (or lack thereof);

  •
  environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

  •
  declines in the volume of crude oil, refined product and NGL shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of our facilities, whether due to declines in production from existing oil and gas reserves, failure to develop or slowdown in the development of additional oil and gas reserves or other factors;

  •
  fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transportation throughput requirements;

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  the occurrence of a natural disaster, catastrophe, terrorist attack or other event, including attacks on our electronic and computer systems;

  •
  weather interference with business operations or project construction, including the impact of extreme weather events or conditions;

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  tightened capital markets or other factors that increase our cost of capital or limit our access to capital;

  •
  maintenance of PAA's credit rating and ability to receive open credit from our suppliers and trade counterparties;

  •
  continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business;

  •
  the currency exchange rate of the Canadian dollar;

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  the availability of, and our ability to consummate, acquisition or combination opportunities;

  •
  the successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations;

  •
  shortages or cost increases of supplies, materials or labor;

  •
  the effectiveness of our risk management activities;

  •
  our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

  •
  the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

  •
  non-utilization of our assets and facilities;

  •
  the effects of competition;

  •
  increased costs or lack of availability of insurance;

  •
  fluctuations in the debt and equity markets, including the price of PAA's units at the time of vesting under its long-term incentive plans;

  •
  risks related to the development and operation of our facilities, including our ability to satisfy our contractual obligations to our customers at our facilities;

  •
  factors affecting demand for natural gas and natural gas storage services and rates;

  •
  general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; and

  •
  other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the storage of natural gas and the processing, transportation, fractionation, storage and marketing of natural gas liquids.

        Other factors described or incorporated by reference herein, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read "Risk Factors" beginning on page 9 of this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 001-36132), which is incorporated in this prospectus by reference, for information regarding risks you should consider before making an investment decision. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

 SUMMARY

        This summary highlights information included or incorporated by reference in this prospectus. You should read carefully the entire prospectus, the documents incorporated by reference herein and the other documents to which we refer for a more complete understanding of this offering. Furthermore, you should carefully read "Risk Factors" and "Forward-Looking Statements" for more information about important risks that you should consider before making a decision to purchase Class A shares in this offering. We include a glossary of some of the terms used in this prospectus as Appendix A.

 Plains GP Holdings, L.P.

        We are a Delaware limited partnership formed in July 2013 that has elected to be treated as a corporation for U.S. federal income tax purposes. As of September 30, 2014, our only cash-generating assets consisted of 136,046,637 Class A Units in AAP, which we refer to as AAP units, which represent a 22.4% limited partner interest in AAP (20.9% economic interest including the dilutive effect of the AAP management units). AAP currently owns all of the incentive distribution rights ("IDRs") and an indirect 2% general partner interest in PAA.

        PAA is a publicly traded limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids ("NGL"). PAA is one of the largest publicly traded partnerships with an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. As of September 30, 2014, the market capitalization of PAA's common units totaled approximately $21.9 billion, and on an average daily basis, PAA transported over 3.9 million barrels of crude oil and NGL on its pipelines.

        PAA's principal business strategy is to provide competitive and efficient midstream transportation, terminalling, storage, processing, fractionation and supply and logistics services to producers, refiners and other customers. Toward this end, PAA endeavors to address regional supply and demand imbalances for crude oil and NGL in the United States and Canada by combining the strategic location and capabilities of its transportation, terminalling, storage, processing and fractionation assets with its extensive supply, logistics and distribution expertise. To a lesser extent, PAA also engages in similar activities for natural gas and refined products.

Our Business

        As of September 30, 2014, our only cash-generating assets consisted of 136,046,637 Class A Units in AAP, which represented a 22.4% limited partner interest in AAP (20.9% economic interest including the dilutive effect of the AAP management units). Unless we directly acquire and hold assets or businesses in the future, our cash flows will be generated solely from the cash distributions we receive from AAP. AAP does not own any common units in PAA and currently receives all of its cash flows from distributions on its direct ownership of PAA's IDRs and its indirect ownership of PAA's 2% general partner interest. AAP's ownership of both of these interests entitles it to receive, without duplication:

  •
  2% of all cash distributed in a quarter until $0.2250 has been distributed in respect of each common unit of PAA for that quarter;

  •
  15% of all cash distributed in a quarter after $0.2250 has been distributed in respect of each common unit of PAA for that quarter;

  •
  25% of all cash distributed in a quarter after $0.2475 has been distributed in respect of each common unit of PAA for that quarter; and

  •
  50% of all cash distributed in a quarter after $0.3375 has been distributed in respect of each common unit of PAA for that quarter.

        Such amounts do not take into account temporary and permanent reductions in IDR payments that are currently in place in connection with past PAA acquisition activities or that may be implemented with respect to future activities. The cash distributions AAP receives from PAA are tied to (i) PAA's per unit distribution level and (ii) the number of PAA common units outstanding. An increase in either factor (assuming the other factor remains constant or increases) will generally, absent additional IDR reductions, result in an increase in the amount of cash distributions AAP receives from PAA, a portion of which we, in turn, receive from AAP. Because the IDRs currently participate at the maximum percentage participation rate, any future growth in distributions we receive from AAP will not result from an increase in the percentage participation rate associated with the IDRs.

        As a result of our ownership of an interest in PAA's IDRs through our ownership interest in AAP, we are positioned to grow our distributions disproportionately relative to the growth rate of PAA's common unit distributions. Distributions by PAA to AAP will grow at a multiple of the underlying rate of growth of PAA's distributions. Accordingly, our primary business objective is to increase our cash available for distribution to our Class A shareholders through the execution by PAA of its business strategy. In addition, we may facilitate PAA's growth activities through various means, including, but not limited to, modifying PAA's IDRs, making loans, purchasing equity interests or providing other forms of financial support to PAA.

Our Financial Strategy

        Our financial strategy is designed to be complementary with PAA's financial and business strategies. Because our only cash-generating assets consist of our partnership interests in AAP, which currently derives all of its cash flows from PAA's distributions, we intend to maintain a level of indebtedness at AAP such that it will not be material in relation to PAA's adjusted EBITDA or other financial metrics used in the evaluation of its business. As of September 30, 2014, AAP had $531 million of debt outstanding under its credit facility. In connection with future PAA equity issuances, we expect AAP may fund any capital contribution required to maintain its indirect 2% general partner interest in PAA with credit facility borrowings. We do not anticipate that additional debt associated with these contributions will be material to PAA's consolidated credit profile, as such equity issuances are typically used to pay down existing debt or fund PAA's growth through acquisitions or organic growth opportunities. We would expect to fund direct acquisitions made by us, if any, with a combination of debt and equity.

Plains All American Pipeline, L.P.

Assets and Operating Activities

        We currently have no separate operating activities apart from those of PAA, which are managed through three operating segments: (i) Transportation, (ii) Facilities, and (iii) Supply and Logistics. Following is a description of the activities and assets for each business segment as of December 31, 2013:

        Transportation Segment.    Our transportation segment operations generally consist of fee-based activities associated with transporting crude oil and NGL on pipelines, gathering systems, trucks and barges. We generate revenue through a combination of tariffs, third-party leases of pipeline capacity and other transportation fees. As of December 31, 2013, we employed a variety of owned or, to a much lesser extent, leased long-term physical assets throughout the United States and Canada in this segment, including approximately:

  •
  16,900 miles of active crude oil, NGL pipelines and gathering systems;

  •
  24 million barrels of active, above-ground tank capacity used primarily to facilitate pipeline throughput;

  •
  744 trailers (primarily in Canada); and

  •
  130 transport and storage barges and 62 transport tugs through our interest in Settoon Towing, LLC ("Settoon Towing").

        We also include in this segment our equity earnings from our investments in Settoon Towing and the White Cliffs, Butte, Frontier and Eagle Ford pipeline systems, in which we own noncontrolling interests.

        Facilities Segment.    Our facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products, NGL and natural gas, NGL fractionation and isomerization services and natural gas and condensate processing services. We generate revenue through a combination of month-to-month and multi-year leases and processing arrangements. As of December 31, 2013, we owned, operated or employed a variety of long-term physical assets throughout the United States and Canada in this segment, including:

  •
  approximately 74 million barrels of crude oil and refined products storage capacity primarily at our terminalling and storage locations;

  •
  approximately 23 million barrels of NGL storage capacity;

  •
  approximately 97 billion cubic feet ("Bcf") of natural gas storage working capacity;

  •
  approximately 17 Bcf of owned base gas;

  •
  11 natural gas processing plants located throughout Canada and the Gulf Coast area of the United States;

  •
  a condensate stabilization facility located in the Eagle Ford area of South Texas with an aggregate processing capacity of approximately 80,000 barrels per day;

  •
  seven fractionation plants located throughout Canada and the United States with an aggregate gross processing capacity of approximately 221,800 barrels per day, and an isomerization and fractionation facility in California with an aggregate processing capacity of approximately 14,000 barrels per day;

  •
  24 crude oil and NGL rail terminals located throughout the United States and Canada; and

  •
  approximately 1,250 miles of active pipelines that support our facilities assets, consisting primarily of NGL and natural gas pipelines.

        Supply and Logistics Segment.    Our supply and logistics segment operations generally consist of the following merchant-related activities:

  •
  the purchase of U.S. and Canadian crude oil at the wellhead, the bulk purchase of crude oil at pipeline, terminal and rail facilities, and the purchase of cargos at their load port and various other locations in transit;

  •
  the storage of inventory during contango market conditions and the seasonal storage of NGL;

  •
  the purchase of NGL from producers, refiners, processors and other marketers;

  •
  the resale or exchange of crude oil and NGL at various points along the distribution chain to refiners or other resellers to maximize profits; and

  •
  the transportation of crude oil and NGL on trucks, barges, railcars, pipelines and ocean-going vessels from various delivery points, market hub locations or directly to end users such as refineries, processors and fractionation facilities.

        In addition to substantial working inventories associated with its merchant activities, as of December 31, 2013, the supply and logistics segment also owned significant volumes of crude oil and NGL classified as long-term assets for linefill or minimum inventory requirements and employs a variety of owned or leased physical assets throughout the United States and Canada, including approximately:

  •
  12 million barrels of crude oil and NGL linefill in pipelines owned by us;

  •
  4 million barrels of crude oil and NGL linefill in pipelines owned by third parties and other long-term inventory;

  •
  843 trucks and 982 trailers; and

  •
  7,400 crude oil and NGL railcars.

PAA's Business Strategy

        PAA's principal business strategy is to provide competitive and efficient midstream transportation, terminalling, storage, processing, fractionation and supply and logistics services to producers, refiners and other customers. Toward this end, PAA endeavors to address regional supply and demand imbalances for crude oil and NGL in the United States and Canada by combining the strategic location and capabilities of its transportation, terminalling, storage, processing and fractionation assets with its extensive supply, logistics and distribution expertise. To a lesser extent, PAA also engages in similar activities for natural gas and refined products. We believe PAA's successful execution of this strategy will enable it to generate sustainable earnings and cash flow. PAA intends to manage and grow its business by:

  •
  commercially optimizing its existing assets and realizing cost efficiencies through operational improvements;

  •
  using its transportation (including pipeline, rail, barge and truck), terminalling, storage, processing and fractionation assets in conjunction with its supply and logistics activities to capitalize on inefficient energy markets and to address physical market imbalances, mitigate inherent risks and increase margin;

  •
  developing and implementing internal growth projects that (i) address evolving crude oil and NGL needs in the midstream transportation and infrastructure sector and (ii) are well positioned to benefit from long-term industry trends and opportunities;

  •
  selectively pursuing strategic and accretive acquisitions that complement its existing asset base and distribution capabilities; and

  •
  capitalizing on anticipated intermediate to long-term opportunities for natural gas storage services in North America by owning and operating high-quality natural gas storage facilities and providing its current and future customers reliable, competitive and flexible natural gas storage and related services.

PAA's Competitive Strengths

        We believe that the following competitive strengths position PAA to successfully execute its principal business strategy:

  •
  many of PAA's transportation segment and facilities segment assets are strategically located and operationally flexible;

  •
  PAA possesses specialized crude oil market knowledge;

  •
  PAA's supply and logistics activities typically generate a base level of margin with the opportunity to realize incremental margins;

  •
  PAA has the evaluation, integration and engineering skill sets and the financial flexibility to continue to pursue acquisition and expansion opportunities; and

  •
  PAA has an experienced management team whose interests are aligned with those of its unitholders.

PAA's Financial Strategy

        We believe that a major factor in PAA's continued success is its ability to maintain a competitive cost of capital and access to the capital markets. In that regard, PAA intends to maintain a credit profile that it believes is consistent with investment grade credit ratings. PAA has targeted a general credit profile with the following attributes:

  •
  an average long-term debt-to-total capitalization ratio of approximately 45% to 50%;

  •
  a long-term debt-to-adjusted EBITDA multiple averaging between 3.5x and 4.0x (Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, equity-indexed compensation plan charges, gains and losses from derivative activities and other selected items that impact comparability);

  •
  an average total debt-to-total capitalization ratio of approximately 60%; and

  •
  an average adjusted EBITDA-to-interest coverage multiple of approximately 3.3x or better.

        The first two of these four metrics include long-term debt as a critical measure. PAA also incurs short-term debt in connection with its supply and logistics activities that involve the simultaneous purchase and forward sale of crude oil, NGL and natural gas. The crude oil, NGL and natural gas purchased in these transactions are hedged. PAA does not consider the working capital borrowings associated with these activities to be part of its long-term capital structure. These borrowings are self-liquidating as they are repaid with sales proceeds. PAA also incurs short-term debt to fund New York Mercantile Exchange and IntercontinentalExchange margin requirements. In certain market conditions, these routine short-term debt levels may increase significantly above baseline levels.

        In order for PAA to maintain its targeted credit profile and achieve growth through internal growth projects and acquisitions, PAA intends to fund approximately 55% of the capital requirements associated with these activities with equity and cash flow in excess of distributions. From time to time, PAA may be outside the parameters of its targeted credit profile as, in certain cases, these capital expenditures and acquisitions may be financed initially using debt or there may be delays in realizing anticipated synergies from acquisitions or contributions from capital expansion projects to adjusted EBITDA.

Recent Developments

Our Distribution Announcement

        On October 8, 2014, we announced that we will pay a quarterly cash distribution of $0.19075 per Class A share ($0.7630 on an annualized basis) on November 14, 2014 to holders of record on October 31, 2014. Purchasers in this offering will not be entitled to receive the distribution payable on November 14, 2014.

PAA Distribution Announcement

        On October 8, 2014, PAA announced that it will pay a quarterly cash distribution of $0.6600 per PAA common unit ($2.64 on an annualized basis) on November 14, 2014 to holders of record on October 31, 2014.

Acquisition Announcement

        As of November 5, 2014, PAA entered into a definitive purchase and sale agreement with an affiliate of Occidental Petroleum Corporation ("Occidental") that provides for PAA's purchase of Occidental's 50% interest in BridgeTex Pipeline Company LLC ("BridgeTex") for $1.075 billion. BridgeTex owns a 300,000 barrel-per-day crude oil pipeline ("BridgeTex Pipeline") that extends from Colorado City in West Texas to Houston, with a southern leg from Houston to Texas City (the "Texas City Leg"). The remaining 50% interest in BridgeTex is owned by Magellan Midstream Partners, L.P. ("MMP"), which is also the operator of the BridgeTex Pipeline. Contemporaneous with the purchase by PAA of Occidental's 50% interest in BridgeTex, BridgeTex has agreed to sell the Texas City Leg to MMP, and MMP has agreed to enter into a long term capacity lease with BridgeTex pursuant to which shippers on the BridgeTex Pipeline will have access to capacity on the Texas City Leg.

        In addition to customary closing conditions and the contemporaneous consummation of the sale of the Texas City Leg and execution of the capacity lease, PAA's acquisition of Occidental's 50% interest in BridgeTex is subject to the completion by us, prior to December 31, 2014, of this offering. In order to facilitate the offering and the overall transaction, (i) the board of directors of our general partner has agreed to an early release of the 15-month lock-up arrangement that was originally imposed on certain of our shareholders, including the selling shareholder, in connection with our initial public offering in October 2013, and (ii) certain affiliates of Kayne Anderson Investment Management, Inc., the Energy & Minerals Group and PAA Management, L.P. have agreed to waive their participation rights in this offering, and (iii) the selling shareholder, certain affiliates of Kayne Anderson Investment Management, Inc., The Energy & Minerals Group and PAA Management, L.P. have agreed to refrain from selling any of their respective interests in us for a period of up to 90 days following this offering. If the offering is not completed prior to December 31, 2014, both Occidental and PAA have the right to terminate the purchase and sale agreement.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 333 Clay Street, Suite 1600, Houston, TX 77002 and our telephone number is (713) 646-4100. Our website is located at www.plainsallamerican.com. We make our periodic and current reports and other information filed with or furnished to the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Risk Factors

        An investment in our Class A shares involves a high degree of risk. For more information about these and other risks, please read "Risk Factors" beginning on page 9 of this prospectus. You should consider carefully these risk factors together with all of the other information included in, or incorporated by reference into, this prospectus before you invest in our Class A shares.

 The Offering

Class A shares offered by the selling shareholder	60,000,000 Class A shares (69,000,000 Class A shares if the underwriters exercise in full their option to purchase additional Class A shares from the selling shareholder).
Class A shares outstanding after this offering

196,046,637 Class A shares (205,046,637 Class A shares if the underwriters exercise in full their option to purchase additional Class A shares from the selling shareholder). If all outstanding Class B shares and AAP units held by the Legacy Owners were exchanged for newly issued Class A shares on a one-for-one basis, 606,029,773 Class A shares would be outstanding.

Class B shares outstanding after this offering

409,983,136 Class B shares (400,983,136 Class B shares if the underwriters exercise in full their option to purchase additional Class A shares from the selling shareholder), or one Class B share for each AAP unit held by the Legacy Owners immediately following this offering.

The Class A shares offered hereby will be acquired by the selling shareholder immediately prior to the completion of this offering upon exercise by the selling shareholder of the Exchange Right for an equivalent number of Class B shares, AAP units and general partner units, which were acquired by the selling shareholder in connection with our IPO in October 2013. See "Selling Shareholder."

Use of proceeds	We will not receive any proceeds from the sale of Class A shares by the selling shareholder in this offering. See "Use of Proceeds."
Listing and trading symbol	Our Class A shares are traded on the New York Stock Exchange under the symbol "PAGP."
Cash Distributions

Our partnership agreement requires us to distribute all of our available cash quarterly, less cash reserves established by our general partner and payment of fees and expenses. Please read "Our Cash Distribution Policy."

On October 8, 2014, we announced that we will pay a quarterly cash distribution of $0.19075 per Class A share ($0.7630 on an annualized basis) on November 14, 2014 to holders of record on October 31, 2014. Purchasers in this offering will not be entitled to receive the distribution payable on November 14, 2014.

Material Tax Consequences

Although we are a limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation and distributions on our Class A shares are treated as distributions on corporate stock for U.S. federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares. Distributions with respect to our Class A shares will constitute dividends to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, and thus does not constitute a dividend, such distribution will be treated first as a tax-free return of capital that will reduce your tax basis in your Class A shares, and thereafter as capital gain. Because both AAP and PAA have made elections permitted by Section 754 of the Internal Revenue Code, our acquisition of AAP units in connection with our IPO and in connection with exchanges by the Legacy Owners and their permitted transferees of their AAP units and Class B shares for Class A shares since the IPO, including exchanges in connection with this offering, have resulted and will result in tax deductions that we anticipate will offset a substantial portion of our taxable income for an extended period of time. In addition, in the future, as the Legacy Owners exchange their AAP units and Class B shares in us for our Class A shares, we expect to benefit from additional tax deductions resulting from those exchanges, the amount of which will vary depending on the value of the Class A shares at the time of the exchange.

We estimate that for an extended period of time following the closing of this offering, which we estimate will include, at a minimum, each of the periods ending December 31, 2014, 2015, 2016 and 2017, we will not have sufficient earnings and profits for any distributions on our Class A shares to qualify as dividends for U.S. federal income tax purposes.

RISK FACTORS

        An investment in our Class A shares involves a high degree of risk. Before you invest in our Class A shares, you should carefully consider those risks described in our Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-36132), which is incorporated into this prospectus by reference, together with all of the other information included in this prospectus and the documents we incorporate by reference, in evaluating an investment in our Class A shares. If any such risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our Class A shares could decline, and you could lose all or part of your investment. Please read "Forward-Looking Statements."

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of Class A shares by the selling shareholder. We will cause AAP to pay certain expenses, other than underwriting discounts and commissions, associated with the sale of Class A shares by the selling shareholder.

 PRICE RANGE OF CLASS A SHARES AND DISTRIBUTIONS

        As of November 10, 2014, we had 136,046,637 Class A shares outstanding, held by approximately 32,000 shareholders, including Class A shares held in street name. Our Class A shares are traded on the NYSE under the symbol "PAGP."

        The following table sets forth, for the periods indicated, the high and low sales prices for the Class A shares, as reported on the NYSE Composite Transactions Tape, and quarterly cash distributions declared per Class A share. The last reported sale price of Class A shares on the NYSE on November 10, 2014 was $25.10 per Class A share.

	Class A Share Price Range
			Cash Distributions per Class A Share(1)
	High	Low
2013
Fourth Quarter(2)	$27.04	$21.50	$0.12505
2014
First Quarter	$29.00	$24.38	$0.17055
Second Quarter	32.58	27.00	0.18340
Third Quarter	32.26	28.48	0.19075	(3)
Fourth Quarter (through November 10, 2014)	30.75	23.53		(4)

(1)
Represents cash distributions attributable to the quarter and paid within 55 days after the quarter end.

(2)
Represents the trading period from October 16, 2013, the day our common units began trading on the NYSE, through December 31, 2013. We closed our initial public offering on October 21, 2013 and, therefore, made a prorated cash distribution for the fourth quarter of 2013.

(3)
Cash distributions in respect of the third quarter of 2014 will be paid on November 14, 2014. Purchasers in this offering will not be entitled to receive the distribution payable on November 14, 2014.

(4)
Cash distributions in respect of the fourth quarter of 2014 have not been declared or paid.

OUR CASH DISTRIBUTION POLICY

Our Cash Distribution Policy

        Our partnership agreement requires that, within 55 days after the end of each quarter, we distribute all of our available cash to Class A shareholders of record on the applicable record date.

        Available cash generally means, for any quarter ending prior to liquidation, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from AAP in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to:

  •
  comply with applicable law or any agreement binding upon us or our subsidiaries (exclusive of PAA and its subsidiaries);

  •
  provide funds for future distributions to shareholders;

  •
  provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

  •
  permit us to pay a ratable amount to AAP as necessary to permit AAP to make required capital contributions to PAA to maintain PAA GP's 2% general partner interest upon the issuance of additional partnership securities by PAA; or

  •
  provide for the proper conduct of our business, including with respect to the matters described under "The Partnership Agreement."

        Our available cash also includes cash on hand resulting from borrowings made after the end of the quarter.

Our Sources of Available Cash

        As of September 30, 2014, our only cash-generating assets consisted of our indirect partnership interests in PAA through our 22.4% limited partnership interest in AAP. AAP currently receives all of its cash flows from its direct ownership of all of PAA's incentive distribution rights and its indirect ownership of the 2% general partner interest in PAA. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of PAA to make distributions to AAP in respect of those partnership interests. The actual amount of cash that PAA, and correspondingly AAP, will have available for distribution will primarily depend on the amount of cash PAA generates from its operations. Also, under the terms of the agreements governing AAP and PAA's debt, they are prohibited from declaring or paying any distribution to unitholders if a default or event of default (as defined in such agreements) exists.

        In addition, the actual amount of cash that PAA and AAP will have available for distribution will depend on other factors, some of which are beyond PAA's or our control, including:

  •
  the level of revenue PAA and AAP are able to generate from their respective businesses;

  •
  the level of capital expenditures PAA or AAP makes;

  •
  the level of PAA's and AAP's operating, maintenance and general and administrative expenses or related obligations;

  •
  the cost of acquisitions, if any;

  •
  PAA's and AAP's debt service requirements and other liabilities;

  •
  PAA's and AAP's working capital needs;

  •
  restrictions on distributions contained in PAA's or AAP's debt agreements and any future debt agreements;

  •
  PAA's and AAP's ability to borrow under their respective revolving credit agreements to make distributions; and

  •
  the amount, if any, of cash reserves established by each of PAA GP and our general partner, in their sole discretion, for the proper conduct of PAA's and our business.

General Partner Interest

        Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and, thereafter, holders of our Class A shares would be entitled to share ratably in the distribution of any remaining proceeds.

 THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Our Cash Distribution Policy";

  •
  with regard to the rights of holders of Class A shares, please read "Description of Our Shares"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        We were formed in July 2013 and have a perpetual existence.

Purpose

        Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

        Although our general partner has the ability to cause us, our affiliates and our subsidiaries to engage in activities other than the indirect ownership of partnership interests (including incentive distribution rights) in PAA, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interest of us or our shareholders. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business, including, but not limited to, the following:

  •
  the making of expenditures and the incurrence of debt and other obligations;

  •
  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

  •
  the negotiation, execution and performance of contracts;

  •
  the distribution of our cash;

  •
  the purchase, sale or other acquisition or disposition of our partnership securities or the issuance of partnership securities or options or other rights relating thereto;

  •
  any action in connection with our participation and management of PAA; and

  •
  any action to waive, reduce, limit or modify PAA's IDRs.

Capital Contributions

        Our shareholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties,

    obligations or liabilities among shareholders or of shareholders to us, or the rights or powers of, or restrictions on, the shareholders or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner to us or the shareholders;

  •
  asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"); or

  •
  asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Class A share, a shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a shareholder does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his shares plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the shareholders as a group:

  •
  to remove or replace our general partner,

  •
  to approve some amendments to our partnership agreement, or

  •
  to take other action under our partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then our shareholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the shareholder is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a shareholder were to lose limited liability through any fault of our general partner. Although this does not mean that a shareholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Limitations on the liability of limited partners for the obligations of a limited partner (or in our case, a shareholder) have not been clearly established in many jurisdictions. Although we currently have no operations distinct from PAA, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the shareholders as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the shareholder could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Limited Voting Rights

        Our general partner manages us and our operations. You will have only limited voting rights on matters affecting our business. You will not have the right to elect our general partner or, except as described below under "—Public Election of Directors Following Trigger Date," its directors on an annual or other continuing basis.

        The following is a summary of the shareholder vote required for the matters specified below. On all matters where our shareholders are entitled to vote, the Class A shares and Class B shares will vote together as a single class and will be entitled to one vote per share. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. In voting their shares, our general partner will have no fiduciary duty or obligation whatsoever to us or the shareholders, including any duty to act in good faith or in the best interests of us or the shareholders.

Issuance of additional shares (or other partnership securities)	No approval right.
Amendment of our partnership agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Certain amendments may be made by our general partner without the approval of our shareholders. Other amendments generally require the approval of a majority of our outstanding shares. Please read "—Amendments to Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding shares in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution	A majority of our outstanding shares. Please read "—Termination or Dissolution."
Reconstitution upon dissolution	A majority of our outstanding shares. Please read "—Termination or Dissolution."
Withdrawal of our general partner	No approval right. Please read "—Withdrawal or Removal of the General Partner."
Removal of our general partner

Not less than 66 2/3% of our outstanding shares, including shares held by our general partner, the Legacy Owners and their respective affiliates. Please read "—Withdrawal or Removal of the General Partner."

Transfer of the general partner interest	No approval right. Please read "—Transfer of General Partner Interest."

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interest in our general partner without the approval of our shareholders, subject to certain rights of first refusal and other transfer restrictions contained in AAP's partnership agreement.

        Our general partner's limited liability company agreement includes provisions linking the ownership of the membership interests in our general partner to the ownership of the outstanding AAP units. Membership interests in our general partner are not allowed to be transferred without transferring the same number of AAP units and vice versa.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of our shareholders.

        It is possible that we will fund acquisitions through the issuance of additional shares or other equity securities. Holders of any additional shares we issue will be entitled to share equally with the then-existing shareholders in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of shares in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the Class A shares and Class B shares are not entitled.

Amendments to Our Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interests of us or our shareholders. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding shares.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of shareholder interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding shares.

No Shareholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any shareholder or assignee to reflect:

  (1)
  any change in our name, the location of our principal place of business, our registered agent or its registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  (8)
  an amendment that our general partner determines to be necessary or appropriate for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, provided that the sole purpose of such merger is to effect a legal change into a different form of limited liability entity;

  (11)
  an amendment effected, necessitated or contemplated by an amendment to PAA's partnership agreement that requires PAA unitholders to provide a statement, certificate or other proof of evidence to PAA regarding whether such unitholder is subject to United States federal income tax on the income generated by PAA; or

  (12)
  any other amendments substantially similar to any of the matters described in (1) through (11) above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any shareholder or assignee if those amendments, in the discretion of our general partner:

  (1)
  do not adversely affect our shareholders (or any particular class of holders of partnership interests) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of our shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our shares are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of our partnership agreement;

  (5)
  are necessary or appropriate to implement certain governance procedures following the trigger date, including the staggering of our board of directors and the public election of directors; or

  (6)
  are required to effect the intent of the statements contained in this prospectus and in the provisions of our partnership agreement or as are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Shareholder Approval

        Any amendment described as requiring shareholder approval will require an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our shareholders. Our general partner will not be required to obtain such an opinion of counsel for any of the amendments described above under "—No Shareholder Approval." In the absence of such an opinion where required, the approval of 90% of the outstanding shares is required for an amendment to become effective.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding shares in relation to other classes of shares will require the approval of at least a majority of the type or class of shares so affected. Also, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of shareholders whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        A merger, consolidation or conversion of us requires the prior consent of our general partner. In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our shareholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Act or any other law, rule or regulation or at equity.

        If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our shareholders are not entitled to dissenters' rights or appraisal rights (and, therefore, will not be entitled to demand payment of a fair price for their shares) under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by a majority of our outstanding shares;

  (2)
  there being no holders of partnership interests, unless we are continued without dissolution in accordance with applicable Delaware law;

  (3)
  the entry of a decree of judicial dissolution of us; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

        Upon a dissolution under clause (4) above, the holders of a majority of our outstanding shares may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding shares, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

  •
  first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

  •
  then, to all partners in accordance with the positive balance in the respective capital accounts.

        If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days' written notice to our shareholders, and that withdrawal will not constitute a violation of our partnership agreement.

        Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding shares may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding shares agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination or Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding shares, including shares held by our general partner, the Legacy Owners and their respective affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares. The ownership of more than 33 1/3% of our outstanding shares by any person or group would give such persons the practical ability to prevent our general partner's removal. The Legacy Owners currently own substantially more than 33 1/3% of our outstanding shares and will continue to do so following the completion of this offering.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any shareholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Change of Management Provision

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner, the Legacy Owners and their permitted transferees or their respective affiliates acquires beneficial ownership of 20% or more of any class of our shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to (i) any person or group that acquires the shares directly from us, our general partner, any of the Legacy Owners, any Qualifying Interest Holder (as defined in our partnership agreement) or their respective affiliates, (ii) any transferees that acquired the shares from a person or group described in clause (i), or (iii) any person or group that acquires 20% of any class of shares with the prior approval of the board of directors of our general partner.

Limited Call Right

        If at any time more than 80% of our outstanding Class A shares and Class B shares on a combined basis (including Class A shares issuable upon the exchange of Class B shares and including any other additional limited partner interests we may issue in the future) are owned by our general partner, the Legacy Owners (or their permitted transferees) or their respective affiliates, our general partner will have the right (which it may assign to us or any other designee), but not the obligation, to acquire all, but not less than all, of the remaining Class A shares held by public shareholders at a price equal to the greater of (x) the current market price of such shares as of the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner, the Legacy Owners or their respective affiliates for such shares during the 90 day period preceding the date such notice is first mailed.

        Upon completion of this offering, the Legacy Owners will own 67.7% of the Class A shares and Class B shares on a combined basis.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his shares in the market. Please read "Material U.S. Federal Income Tax Consequences."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of shares then outstanding, shareholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. The only matters for which approvals may be solicited will be those matters submitted by our general partner's board of directors. Our shareholders will not be able to submit matters for consideration at any meeting of our shareholders. Class A shares and Class B shares that are owned by non-citizen assignees will be voted by our general partner on behalf of non-citizen assignees and our general partner will distribute the votes on those shares in the same ratios as the votes of limited partners on other shares are cast.

        Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Our shareholders will not be entitled to act by written consent. Meetings of the shareholders may be called by our general partner or by shareholders owning at least 20% of the outstanding shares. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage.

        Each record holder of a share has a vote according to his percentage interest in us, although additional partnership interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner, the Legacy Owners and their respective affiliates, or a direct or subsequently approved transferee of our general partner, the Legacy Owners and their respective affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For more information on persons and groups to which this loss of voting rights does not apply, please read "—Change of Management Provisions" above. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Public Election of Directors Following Trigger Date

        Commencing no sooner than 180 days after and no later than the end of the calendar year (as determined by our general partner's board of directors) following the calendar year in which the date that overall direct and indirect economic interest of the Legacy Owners and their permitted transferees in AAP falls below 40% (calculated as described below), which we refer to as the "trigger date," our general partner's board of directors will be divided into three classes of directors such that each class will be comprised of one designated director and one independent director. The 40% threshold referred to above will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Legacy Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP units based on the applicable conversion factor and attributes the ownership of such AAP units to the Legacy Owners. Upon completion of this offering, the Legacy Owners will own a 63.0% overall direct and indirect economic interest in AAP. As provided in our general partner's limited liability company agreement, the CEO of our general partner is an automatic member (and Chairman) of our general partner's board of directors and therefore will not be included in a class. Each class of directors will serve a three year term.

        After the trigger date and once our general partner's board of directors has been divided into classes and staggered as described above, our amended and restated partnership agreement provides that, prior to the expiration of the term of each class of directors (at such time as is determined by our general partner), we will hold a meeting of our shareholders for the purpose of electing successors for any directors whose terms are about to expire, excluding, however, any designated directors whose designating party still has the right to designate a director. Voting at any such shareholder meetings will be non-cumulative. Notice of such meeting will be given not less than 10 days nor more than 60 days prior to the date of such meeting. The presence in person or by proxy of the holders of a majority of our outstanding Class A shares and Class B shares, together as a single class, will constitute a quorum.

        The individuals to stand for election as elected directors will be nominated by a majority of the directors of our general partner's board of directors, except that any director whose term is about to expire will not be eligible to vote on such nomination. In addition, any shareholder (other than any designating party holding a designation right) that owns of record at least 10% of the combined Class A and Class B shares following the trigger date, will have the right to nominate a single director for inclusion on the ballot at the applicable shareholder meeting. In order for a shareholder to make such nomination, it must provide notice of the nomination to our general partner not earlier than 120 days or later than 90 days prior to the anniversary of the preceding year's annual meeting (or, in the case of our first annual meeting, such date as shall be set by our general partner) and comply with certain other requirements set forth in our amended and restated partnership agreement.

        In addition to the provisions described above and in our amended and restated partnership agreement, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our amended and restated partnership agreement, and compliance with our amended and restated partnership agreement is the exclusive means for a shareholder to make nominations.

        The elected directors will be elected by a plurality of the votes cast, and the designating parties will be entitled to vote in any election of elected directors.

        No more than one director subject to designation by the designating parties would be included in any class of directors. As such, for so long as a designating party holds a designation right, such designating party will designate a director at our annual meeting to replace such party's designated director whose term expires at such annual meeting, to hold office until such successor director is elected at the third succeeding annual meeting or until such director's earlier death, resignation or removal.

        An elected director may be removed only for cause by vote of a majority of other elected directors. A designated director may be removed at any time by the designating party responsible for such director's designation or for cause by a majority of the remaining directors. In addition, as the designating parties reduce their ownership of limited partner interests in AAP (including for this purpose any indirect ownership interest in AAP through ownership of Class A shares) below the minimum ownership requirement, the director position held by such designated director will become an elected director position upon the expiration of such designated director's term. If each designating party's ownership of limited partner interests (calculated as described above) in AAP falls below the minimum ownership requirement, then all of our directors (other than the CEO as a management director) will become subject to election by our shareholders.

        Any vacancies in elected directors (whether due to death, resignation or removal of an elected director or an increase in the total number of elected directors) may be filled, until the next annual meeting at which the term of such class expires, by a majority of the remaining directors then in office. Any vacancies in designated directors may be filled by the applicable designating party in its sole discretion.

Status as Limited Partner

        By transfer of shares in accordance with our partnership agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability" above, the shares will be fully paid, and shareholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any shareholder, we may redeem the shares held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each shareholder or assignee to furnish information about his nationality, citizenship or related status. If a shareholder or assignee fails to furnish information about his nationality, citizenship or other related status within

30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the shareholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his shares and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  our general partner;

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  any departing general partner;

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  the Legacy Owners;

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  any Qualifying Interest Holders (as defined in our partnership agreement)

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  any person who is or was an affiliate of our general partner, any departing general partner, the Legacy Owners or any Qualifying Interest Holder;

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  any person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner or the Legacy Owners;

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  any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner, the Legacy Owners or a Qualifying Interest Holder as an officer, director, member, partner, fiduciary or trustee of another person; or

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  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        In connection with our IPO, we entered into an administrative agreement with our general partner, AAP, PAA, PAA GP and GP LLC, which requires AAP to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our or its business. These expenses include any amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us. In any event, these expenses will include any costs to the general partner of maintaining its existence and good standing in whatever jurisdiction it deems advisable. There is no limit on the amount of fees and expenses AAP may be required to pay to affiliates of our general partner on our behalf pursuant to the administrative agreement.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

        We will furnish or make available to record holders of shares, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each record holder; and

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  copies of our partnership agreement, our certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Under our partnership agreement, however, our limited partners and other persons who acquire interests in us do not have rights to receive information from us or any of the persons we indemnify as described under "—Indemnification" for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

        Our general partner may, and intends to, keep confidential from our shareholders trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

DESCRIPTION OF OUR SHARES

Our Share Structure

        Our partnership agreement provides for two classes of shares, Class A shares and Class B shares, both representing limited partner interests in us. The holders of our Class A and Class B shares are entitled to exercise the rights or privileges available to limited partners under our partnership agreement, but only holders of our Class A shares are entitled to participate in our distributions. For a description of the rights and preferences of holders of our Class A shares in and to our distributions, please read "Our Cash Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "The Partnership Agreement."

        Our Class A shares are listed on the NYSE under the symbol "PAGP"; we do not intend to list the Class B shares on any stock exchange. All of our Class B shares are owned by the Legacy Owners or their permitted transferees.

Exchange Right

        The Legacy Owners and any permitted transferees of their AAP units each have the right to exchange (the "Exchange Right") all or a portion of their AAP units into Class A shares at an exchange ratio of one Class A share for each AAP unit exchanged. The above exchange right may be exercised only if, simultaneously therewith, an equal number of our Class B shares and general partner units are transferred by the exercising party to us.

        For purposes of any transfer or exchange of AAP units owned by the Legacy Owners, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement contain provisions linking each such AAP unit with one of our Class B shares and a general partner unit. Our Class B shares and general partner units cannot be transferred without transferring an equal number of AAP units and vice versa.

        Additionally, if the Class A shares are publicly traded at any time after December 31, 2015, a holder of vested AAP management units will be entitled to convert his or her AAP management units into AAP units and a like number of Class B shares based on a conversion ratio calculated in accordance with the AAP limited partnership agreement (which conversion ratio will not be more than one-to-one and is expected to be approximately 0.925 AAP units for each AAP management unit as of the date of the distribution that will be paid with respect to the third quarter of 2014). Following any such conversion, the holder will have the Exchange Right for our Class A shares. Holders of AAP management units who convert such units into AAP units and Class B shares will not receive general partner units and thus will not need to include any general partner units in a transfer or the exercise of their Exchange Right.

        The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

Transfer of Class A Shares and Class B shares

        By transfer of our Class A shares in accordance with our partnership agreement, each transferee of our Class A shares and Class B shares will be admitted as a shareholder with respect to the class of shares transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our Class A shares and Class B shares:

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  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

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  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

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  gives the consents and approvals contained in our partnership agreement.

        A transferee will become a substituted limited partner for the transferred shares automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a Class A share or Class B share as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Class A shares and Class B shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred shares.

        Until a Class A share or Class B share has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

        For purposes of any transfer or exchange of AAP units and our Class B shares, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement will contain provisions linking each AAP unit with one of our Class B shares and a general partner unit. Please read "—Exchange Right" above.

Transfer Agent and Registrar

Duties

        American Stock Transfer and Trust Company serves as registrar and transfer agent for our Class A shares. We will pay all fees charged by the transfer agent for transfers of our shares except the following fees that will be paid by shareholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a share; and

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  other similar fees or charges.

        There will be no charge to holders of Class A shares for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

        The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences, and, in the case of a non-U.S. holder, estate tax consequences, related to the purchase, ownership and disposition of our Class A shares by a taxpayer that holds our Class A shares as a "capital asset" (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. This summary does not address all aspects of U.S. federal income and estate taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

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  banks, insurance companies or other financial institutions;

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  tax-exempt or governmental organizations;

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  dealers in securities or foreign currencies;

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  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

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  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

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  persons subject to the alternative minimum tax;

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  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

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  persons that hold or are deemed to sell our Class A shares under the constructive sale provisions of the Code;

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  persons that acquired our Class A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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  certain former citizens or long-term residents of the United States;

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  real estate investment trusts or regulated investment companies;

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  persons that hold our Class A shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

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  persons that hold in excess of 5% of our Class A shares.

        If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) investing in our Class A shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A shares by such partnership.

        YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Corporate Status

        Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation and distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1 will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares.

Consequences to U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are U.S. holders for U.S. federal income tax purposes. A U.S. holder for purposes of this discussion is a beneficial owner of our Class A shares and who is, for U.S. federal income tax purposes:

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  an individual citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income tax regardless of its source; or

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  a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions

        Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in such Class A shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Class A shares for more than one year as of the time of the distribution. Non-corporate holders that receive distributions on our Class A shares that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met.

        Both AAP and PAA have made elections permitted by Section 754 of the Code. As a result, our acquisition of AAP units in connection with our IPO and in connection with exchanges by the Legacy Owners and their permitted transferees of their AAP units and Class B shares for Class A shares since the IPO, including exchanges in connection with this offering, have resulted and will result in basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). Such adjustments have resulted and will result in depreciation and amortization deductions that we anticipate will offset a substantial portion of our taxable income for an extended period of time. In addition, future exchanges of AAP units and Class B shares in us for our Class A shares will result in additional basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). We expect to benefit from additional tax deductions resulting from those adjustments, the amount of which will vary depending on the value of the Class A shares at the time of the exchange.

        We do not expect to have any earnings and profits for an extended period of time, which we estimate will include, at a minimum, each of the periods ending December 31, 2014, 2015, 2016 and 2017, and we may not have sufficient earnings and profits during future tax years for any distributions on our Class A shares to qualify as dividends for U.S. federal income tax purposes. If a distribution on our Class A shares fails to qualify as a dividend for U.S. federal income tax purposes, U.S. corporate holders will be unable to utilize the corporate dividends-received deduction with respect to such distribution.

        Prospective investors in our Class A shares are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our Class A shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Gain on Disposition of Class A Shares

        A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our Class A shares equal to the difference, if any, between the amount realized upon the disposition of such Class A shares and the U.S. holder's adjusted tax basis in those shares. A U.S. holder's tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate of 20%. The deductibility of net capital losses is subject to limitations.

Backup Withholding and Information Reporting

        Information returns generally will be filed with the IRS with respect to distributions on our Class A shares and the proceeds from a disposition of our Class A shares. U.S. holders may be subject to backup withholding on distributions with respect to our Class A shares and on the proceeds of a disposition of our Class A shares unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder's U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

3.8% Tax On Unearned Income

        Certain U.S. holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our Class A shares. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) "net investment income," or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals a U.S. holder's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. holders are urged to consult their own tax advisors regarding the application of this additional Medicare tax to their particular circumstances.

Consequences to Non-U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our Class A shares that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

Distributions

        Generally, a distribution treated as a dividend paid to a non-U.S. holder on our Class A shares will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution, or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder's adjusted tax basis in its Class A shares (but not below zero). The amount of any such distribution in excess of the non-U.S. holder's adjusted tax basis in its Class A shares will be treated as gain from the sale of such shares and will have the tax consequences described below under "Gain on Disposition of Class A Shares." The rules applicable to distributions by a United States real property holding corporation (a "USRPHC") to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 10% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, (or other appropriate form) certifying qualification for the reduced rate.

        Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A shares, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

        Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for the exemption. If the non-U.S. holder is a corporation, that portion of the corporation's earnings and profits for the taxable year, as adjusted for certain items, that is effectively connected with its U.S. trade or business (and, if required by applicable income tax treaty, is attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States) may also be subject to a "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Class A Shares

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A shares unless:

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  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

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  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

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  our Class A shares constitute a U.S. real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

        A non-U.S. holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by U.S. source capital losses).

        A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on any gain recognized on a net income basis at the same graduated rates generally applicable to U.S. persons unless an applicable tax treaty provides otherwise. Corporate non-U.S. holders may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of their effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

        Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A shares are "regularly traded on an established securities market," a non-U.S. holder will be taxable on gain recognized on the disposition of our Class A shares as a result of our status as a USRPHC only if the non-U.S. holder actually or constructively owns, or owned at any time during the five-year period ending on the date of the disposition or, if shorter, the non-U.S. holder's holding period for the Class A shares, more than 5% of our Class A shares. If our Class A shares were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our Class A shares, and a 10% withholding tax would apply to the gross proceeds from the sale of our Class A shares by such non-U.S. holder. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A shares.

U.S. Federal Estate Tax

        Our Class A shares beneficially owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient's country of residence.

        Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A shares effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A shares effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.

Additional Withholding Requirements

        Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder impose a 30% withholding tax on any dividends paid on our Class A shares on or after July 1, 2014, and on the gross proceeds from a disposition of our Class A shares paid after December 31, 2016, in each case if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any "substantial United States owners" (as defined in the Code) or furnishes the applicable withholding agent with a certification identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

        Prospective purchasers of our Class A shares are urged to consult their own tax advisors with respect to the tax consequences of these withholding provisions.

        INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

INVESTMENT IN PLAINS GP HOLDINGS, L.P. BY EMPLOYEE BENEFIT PLANS

        An investment in our Class A shares by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, "Similar Laws"). For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts ("IRAs") established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any applicable Similar Law;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any applicable Similar Law; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our Class A shares is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our Class A shares should consider whether the entity's purchase or ownership of such Class A shares would or could result in the occurrence of such a prohibited transaction.

        In addition to considering whether the purchase of Class A shares is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our Class A shares, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standards and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        ERISA and the Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these rules, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company"; i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by (1) employee benefit plans subject to the fiduciary responsibility provisions of ERISA, (2) plans to which the prohibited transaction rules of Section 4975 of the Internal Revenue Code apply, and (3) entities whose underlying assets include plan assets by reason of a plan's investment in such entity.

        Plan fiduciaries contemplating a purchase of Class A shares should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 SELLING SHAREHOLDER

        This prospectus covers the offering by the selling shareholder of 60,000,000 Class A shares. The Class A shares offered hereby will be acquired by the selling shareholder immediately prior to the completion of this offering upon exercise by the selling shareholder of the Exchange Right for an equivalent number of Class B shares, AAP units and general partner units, which were acquired by the selling shareholder in connection with our IPO in October 2013. The issuance of the Class A shares to the selling shareholder in connection with exercise of the Exchange Right and the initial issuance of the Class B shares (and related AAP units and general partner units) were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). We are registering the offering by the selling shareholder of the Class A shares described below pursuant to the provisions of the Registration Rights Agreement. The board of directors of our general partner has agreed to an early release of the 15-month lock-up arrangement that was originally imposed on certain of our shareholders, including the selling shareholder, in connection with our IPO in October 2013.

        The selling shareholder owns a significant equity position in us. As of November 5, 2014, the selling shareholder owned 148,830,161 of the Class A shares and Class B shares on a combined basis. Further, the selling shareholder is entitled to appoint one member of the board of directors of our general partner pursuant to our general partner's limited liability company agreement.

        The following table sets forth information relating to the selling shareholder as of November 5, 2014 based on information supplied to us by the selling shareholder on or prior to that date. We have not sought to verify such information. Information concerning the selling shareholder may change over time; if necessary, we will supplement this prospectus accordingly. The selling shareholder is not a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. The selling shareholder may be deemed under federal securities laws to be an underwriter with respect to the Class A shares it may sell in connection with this offering. The selling shareholder may hold or acquire at any time Class A shares in addition to those offered by this prospectus and may have acquired additional Class A shares since the date on which the information reflected herein was provided to us. In addition, the selling shareholder may have sold, transferred or otherwise disposed of some or all of its Class A shares since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its Class A shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

Selling Shareholder	Class A Shares Beneficially Owned Prior to the Offering(1)	Class A Shares Offered Hereby(2)	Percentage of Class A Shares to be Beneficially Owned After Offering	Class B Shares to be Beneficially Owned After Offering	Percentage of Class B Shares to be Beneficially Owned After Offering
Oxy Holding Company (Pipeline), Inc.(3)	60,000,000	60,000,000	—%	88,830,161	21.7%

(1)
Assumes the exchange of an equivalent number of Class B shares, AAP units and general partner units for Class A shares to be sold in this offering.

(2)
Assumes no exercise of the underwriters' option to purchase up to 9,000,000 additional Class A shares. If exercised, the selling shareholder would exchange an equivalent number of Class B shares, AAP units and general partner units for such additional Class A shares.

(3)
Oxy Holding Company (Pipeline), Inc. is an indirect wholly owned subsidiary of Occidental. The voting and disposition of any Class A shares held by Oxy Holding Company (Pipeline), Inc. is controlled by the board of directors of Occidental. The board of directors of Occidental, which acts by majority approval, consists of Spencer Abraham, Howard I. Atkins, Eugene L. Batchelder, Stephen I. Chazen, Edward P. Djerejian, John E. Feick, Margaret M. Foran, Carlos M. Gutierrez, William R. Klesse, Avedick B. Poladian and Elisse B. Walter. Each of the members of Occidental's board of directors disclaims beneficial ownership of any of our Class A shares held by Oxy Holding Company (Pipeline), Inc.

 UNDERWRITING

        J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as joint book-running managers of the underwritten offering and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase from the selling shareholder, and the selling shareholder has agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriters	Number of Class A shares
J.P. Morgan Securities LLC	15,000,000
Citigroup Global Markets Inc.	15,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,500,000
Goldman, Sachs & Co.	7,500,000
Morgan Stanley & Co. LLC	7,500,000
Raymond James & Associates, Inc.	2,500,000
UBS Securities LLC	2,500,000
Wells Fargo Securities, LLC	2,500,000

Total	60,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the Class A shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the Class A shares (other than those covered by their option to purchase additional Class A shares described below) if they purchase any of the Class A shares.

Commissions and Expenses

        The following table summarizes the underwriting discount the selling shareholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional Class A shares.

	Paid by the Selling Shareholder
	No Exercise	Full Exercise
Per share	$0.5625	$0.5625

Total	$33,750,000	$38,812,500

        The underwriters propose to offer some of the Class A shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the Class A shares to dealers at the public offering price less a concession not to exceed $0.3375 per Class A share. If all of the Class A shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

        We will cause AAP to pay expenses incurred by the selling shareholder in connection with this offering, other than the underwriting discounts and commissions. The expenses of this offering that are payable by us are estimated to be approximately $800,000.

Option to Purchase Additional Shares

        The selling shareholder has granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 9,000,000 Class A shares from the selling shareholder at the public offering price less the underwriting discount. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's underwriting commitment in this offering as indicated in the table at the beginning of this "Underwriting" section.

Lock-Up Agreements

        We, certain of the Legacy Owners, the selling shareholder and certain of our directors have agreed that, without the prior written consent of J.P. Morgan Securities LLC, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our Class A shares (including, without limitation, Class A shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and Class A shares that may be issued upon exercise of any options or warrants), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Class A shares or securities convertible, exercisable or exchangeable into Class A shares or any of our other securities (other than a resale shelf registration statement on Form S-3 pursuant to the Registration Rights Agreement), or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus in the case of the selling shareholder, certain affiliates of Kayne Anderson Investment Management, Inc., the Energy & Minerals Group and PAA Management, L.P., and 45 days after the date of this prospectus in the case of certain of the other Legacy Owners and certain of our directors. The foregoing lock-up arrangements do not apply to, among other things, private transfers of AAP units and our Class B shares, although any transferee of such AAP units and Class B shares will be subject to the foregoing lock-up arrangements, and certain charitable contributions.

Indemnification

        We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A shares, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of Class A shares in excess of the number of Class A shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of Class A shares involved in the sales made by the underwriters in excess of the number of Class A shares they are obligated to purchase is not greater than the number of Class A shares that they may purchase by exercising their option to purchase additional Class A shares. In a naked short position, the number of Class A shares involved is greater than the number of Class A shares in their option to purchase additional Class A shares. The underwriters may close out any short position by either exercising their option to purchase additional Class A shares and/or purchasing Class A shares in the open market. In determining the source of Class A shares to close out the short position, the underwriters will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which they may purchase Class A shares through their option to purchase additional Class A shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the Class A shares in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A shares or preventing or slowing a decline in the market price of the Class A shares. As a result, the price of the Class A shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

        Prior to purchasing the Class A shares being offered hereby, on the date of this prospectus, one of the underwriters purchased, on behalf of the syndicate, 70,524 Class A shares at an average price of $25.00 per Class A share in stabilizing transactions.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with the selling shareholder to allocate a specific number of Class A shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

        Our Class A shares are listed on the New York Stock Exchange under the symbol "PAGP."

Stamp Taxes

        If you purchase shares of Class A shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates have in the past, and may in the future, perform investment banking, commercial banking, advisory and other services for the selling shareholder, us and our respective affiliates, including PAA, from time to time for which they have received, and may in the future receive, customary fees and expenses.

        Affiliates of each of the underwriters are lenders under AAP's term loan facility. Additionally, affiliates of each of the underwriters are lenders under PAA's senior unsecured revolving credit facility and PAA's senior secured hedged inventory facility. None of the affiliates of such underwriters will receive any proceeds of this offering as a result of their lending relationships with AAP and/or PAA. Further, each of the underwriters have entered into an equity distribution agreement with PAA pursuant to which they have sold and may sell common units of PAA as part of PAA's continuous offering program. Affiliates of certain of the underwriters are lenders under a credit facility of an affiliate of the selling shareholder.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

  Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in each relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.

  Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 (FSMA) that is not a "recognised collective investment scheme" for the purposes of FSMA (CIS) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (1)
  if our partnership is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the CIS Promotion Order) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (2)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Financial Promotion Order) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (3)
  in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons").

        Our partnership's shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any shares which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

  Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our shares are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our shares may be distributed in connection with any such public offering. We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (CISA). Accordingly, our shares may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our shares may be made available through a public offering in or from Switzerland. Our shares may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

  Notice to Prospective Investors in Germany

        This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our shares in Germany. Consequently, our shares may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our shares to the public in Germany or any other means of public marketing. Our shares are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to sell or the solicitation of an offer to buy our shares in any circumstances in which such offer or solicitation is unlawful.

  Notice to Prospective Investors in the Netherlands

        Our shares may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

  Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

  Notice to Prospective Investors in Hong Kong

        The shares have not been and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

        The validity of the Class A shares will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the Class A shares offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the Class A shares offered hereby will be passed upon for the selling shareholder by Kirkland & Ellis LLP, New York, New York.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Plains GP Holdings, L.P. Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

APPENDIX A

GLOSSARY OF SELECTED TERMS

        AAP:    Plains AAP, L.P.

        AAP management units:    Class B Units (representing profits interests) in AAP held by members of PAA management.

        AAP units:    Class A Units of AAP.

        Barrel:    One barrel of crude oil equals 42 U.S. gallons.

        Bcf:    One billion cubic feet of natural gas.

        Condensate:    A natural gas liquid with a low vapor pressure, mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.

        Contango market:    The price of crude oil for future deliveries is higher than current prices.

        Fractionation:    The process by which a mixed stream of natural gas liquids is separated into its constituent products.

        General partner:    PAA GP Holdings LLC.

        GP LLC:    Plains All American GP LLC, the general partner of AAP.

        Hydrocarbon:    An organic compound containing only carbon and hydrogen.

        IPO:    Initial public offering.

        Legacy Owners:    The owners of AAP immediately prior to our IPO, including the selling shareholder.

        Midstream:    The industry term for the parts of the energy industry in between the production of oil and gas (upstream) and the distribution of refined and finished products (downstream).

        Natural gas:    Hydrocarbon gas found in the earth, composed of methane, ethane, butane, propane and other gases.

        NGL:    Natural gas liquids including ethane, natural gasoline products, propane and butane.

        NYSE:    New York Stock Exchange.

        PAA:    Plains All American Pipeline, L.P. and its operating subsidiaries collectively, or Plains All American Pipeline,  L.P., individually, as the context may require.

        Partnership agreement:    The Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P., adopted in connection with our IPO.

        Registration Rights Agreement:    The Shareholder and Registration Rights Agreement, adopted in connection with our IPO.

        SEC:    Securities and Exchange Commission.

        Shares:    Class A shares and Class B shares representing limited partner interests in us following this offering.

        Shareholders:    The persons holding shares.

A-1

        Terminalling:    The receipt of crude oil from one connecting pipeline and redelivery of the crude oil to another connecting carrier in volumes that allow the refinery to receive its crude oil on a ratable basis throughout a delivery period.

        Throughput:    The volume of product transported or passing through a pipeline, plant, terminal or other facility.

        Trigger date:    The date that the overall direct and indirect economic interest of the Legacy Owners and their permitted transferees in AAP falls below 40%. The 40% threshold will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Legacy Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP units based on the applicable conversion factor and attributes the ownership of such AAP units to the Legacy Owners.

        Wellhead:    The equipment at the surface of a well-used to control the pressure; the point at which the hydrocarbons and water exit the ground.

A-2

60,000,000 Class A Shares

Prospectus

November 10, 2014

J.P. Morgan

Citigroup
BofA Merrill Lynch
Goldman Sachs & Co.
Morgan Stanley
Raymond James
UBS Investment Bank
Wells Fargo Securities